UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 11)*

                            Reliv International, Inc.
                            -------------------------
                                (Name of Issuer)

                               Common Stock, $.001
                         ------------------------------
                         (Title of Class of Securities)

                                   75952 R 100
                                  -------------
                                 (CUSIP Number)

Check the follow box if a fee is being paid with this statement. |_| (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (see Rule 13d-7)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Carl W. Hastings

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         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2                                                               (a) |_|
                                                                (b) |_|
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         SEC USE ONLY
3

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         CITIZENSHIP OR PLACE OF ORGANIZATION
4
         United States

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                                    SOLE VOTING POWER
                          5
      NUMBER OF                         771,453

        SHARES        ----------------------------------------------------------

     BENEFICIALLY                   SHARED VOTING POWER

       OWNED BY           6

        EACH
                      ----------------------------------------------------------
      REPORTING                     SOLE DISPOSITIVE POWER
                          7
       PERSON                           771,453

        WITH          ----------------------------------------------------------
                                    SHARED DISPOSITIVE POWER
                          8
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         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
                          771,453
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         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

--------------------------------------------------------------------------------
         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                           4.6%
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         TYPE OF REPORTING PERSON*
12
                           IN
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ITEM 1.

            (a)   Name of Issuer
                        Reliv International, Inc.

            (b)   Address of Issuer's Principal Executive Offices
                        136 Chesterfield Industrial Boulevard
                        Chesterfield, Missouri 63005

ITEM 2

            (a)   Name of Person Filing
                        Carl W. Hastings

            (b)   Address of principal Business Office or, if none, Residence
                        136 Chesterfield Industrial Boulevard
                        Chesterfield, Missouri 63005

            (c)   Citizenship
                        United States

            (d)   Title of Class of Securities
                        Common Stock, $.001 Par Value

            (e)   CUSIP Number
                        75952 R 100

ITEM 3

                        N/A

ITEM 4  OWNERSHIP

            (a)   Amount Beneficially Owned
                        771,453

            (b)   Percent of Class
                           4.6%

            (c)   Number of shares as to which such person has:

                        (i)   sole power to vote or to direct the vote
                                771,453
                        (ii)  shared power to vote or to direct the vote
                                ---------

                        (iii) sole power to dispose or to direct the disposition
                              of
                                771,453

                        (iv) shared power to dispose or to direct the disposition of
                                 -----


ITEM  5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                        N/A

ITEM  6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                        N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                        N/A

ITEM  8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                        N/A

ITEM  9 NOTICE OF DISSOLUTION OF GROUP.

                        N/A


ITEM  10 CERTIFICATION.

                        N/A

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. The filing of this statement shall not be construed as an admission that the undersigned is for the purpose of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this statement.



                                        April 20, 2006
                                        Date


                                        /s/Carl W. Hastings


                                        Carl W. Hastings